Exhibit 99.1

February 25, 2010

4:00 p.m. Eastern

Market Leader® Announces Fourth Quarter and 2009 Results

Revenue from Vision subscription software products doubled during 2009, transforming the company and driving record customer retention

KIRKLAND, Wash. – February 25, 2010 – Market Leader, Inc. (NASDAQ: LEDR) today announced results for the quarter and year ended December 31, 2009. These results demonstrate continued strength and growth in the company’s Vision products and the significant transformation that the company has undergone since it re-launched around its software as a service (SaaS) Vision platform 15 months ago.

Vision revenue in the fourth quarter doubled from a year ago, despite a very challenging real estate market. As a result, Vision represented 52 percent of Market Leader’s fourth quarter revenue, meeting the company’s stated objective that Vision would drive the majority of revenue by year-end. The rapid growth and very compelling economics of its Vision products has been largely obscured by declines in the company’s traditional product line.

“Outstanding growth from our Vision subscription software products is being driven by the great results that these products are delivering for real estate agents, agent teams, and brokerage companies across the nation, and their success is creating a compelling growth business for Market Leader,” said CEO Ian Morris.

2009 Results

•

Revenue for 2009 was $23.9 million compared to $38.4 million in 2008, as rapid growth from the company’s Vision products was obscured by declines in traditional product revenue, primarily during the first half of the year.

•	Net loss of $7.4 million compared to a net loss of $13.1 million in 2008.

•	Adjusted EBITDA was a loss of $5.0 million in 2009 compared to a $1.1 million gain in 2008.

Quarterly Results

•

Revenue was $5.6 million in the fourth quarter of 2009 compared to $5.8 million in the third quarter of 2009. These results represent a significant moderation in the revenue declines that the company has seen since the start of this prolonged industry downturn.

•	Net income of $1.4 million in the fourth quarter compared to a net loss of $2.9 million in the third quarter, primarily reflecting a $4.8 million income tax benefit to the fourth quarter.

•	Adjusted EBITDA was a loss of $1.8 million in the fourth quarter compared to a loss of $1.2 million in the third quarter.

Enterprise Relationships Drive New Vision Revenue

Market Leader’s RealtyGenerator customer base has grown to over three hundred brokerages, boosted in part by its successful marketing partnership with Realty Executives International. Market Leader has also established several other enterprise-level relationships in recent months and continues to see progress in its direct sales efforts as the company focuses on accelerating the acquisition of these valuable brokerage customers.

Record Customer Retention and Continued Growth in Revenue per Customer

Average revenue per customer increased again to the highest level in five quarters, driven by Growth Leader sales as well as the addition of high-value brokerage customers to the Vision platform. Customer retention also improved once again during the fourth quarter to a new record across the past twelve quarters for which the company has directly comparable data. This record retention reflects both a growing base of SaaS Vision customers and their success with this new marketing platform, as well as the strong loyalty of long-tenured customers using the company’s traditional product line.

The continued strength of these key customer metrics shows how the Vision products are already driving a business transformation. Market Leader expects Vision growth to continue to drive strong customer metrics in 2010 and beyond.

Business Outlook

The company expects real estate professionals to remain cautious about new marketing expenditures as they recover from what has been a significant and prolonged downturn in industry commission revenue.

Despite a seven percent decline in industry-wide commission revenue last year, Vision revenue in the fourth quarter doubled compared to a year ago. Market Leader expects continued revenue growth from its Vision products and that this growth will offset traditional product revenue declines in 2010. As a result, the company believes that the fourth quarter marked the end of the sequential quarterly revenue declines that the company has experienced during the real estate downturn.

As a testament to its strong confidence in its Vision products and the attractive business model they enable, Market Leader aims to accelerate Vision growth by expanding its sales force. The company expects these investments to help it acquire long-term SaaS Vision customers that should substantially improve business economics over time.

Cash Position Update

The company believes that its strong cash and short term investments position is a strategic asset. Liquidity and security of principal continue to be core to the company’s investment policy. The company invests in U. S. Treasury securities money market funds with short term weighted average duration, Treasury bills, and FDIC-insured certificates of deposit with terms of one year or less. Cash, cash equivalents and short-term investments totaled $51.4 million at the end of the fourth quarter.

Conference Call

Market Leader will host a conference call and live Webcast to discuss fourth quarter and year-end financial results on Thursday, February 25, 2010 at 4:30 p.m. Eastern time. To listen to the live conference call, please dial 719-325-4908. A live Webcast of the call will be available from the Investor Relations section of the company’s Web site at www.MarketLeader.com. An audio replay of the call will also be available to investors beginning at 7:30 p.m. Eastern Time on February 25 through midnight Eastern Time on February 25 by dialing 719-457-0820 and entering the passcode 1395432#.

Forward-Looking Statements

This release contains forward-looking statements relating to the company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company’s actual results include its ability to retain and increase its customer base, to continue to grow revenues from Vision products, to continue to maintain current customer retention levels, to respond to competitive threats and real estate market conditions, to manage lead generation and other costs, to develop new products, and to expand into new lines of business. Please refer to the company’s 2008 Form 10-K filed with the Securities and Exchange Commission for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today’s date and the company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings or loss before net interest, income taxes, depreciation, amortization, impairment of long-lived assets including goodwill impairment, impairment of and equity in income (loss) of an unconsolidated subsidiary, stock-based compensation and gain on sale of fixed assets. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate operating performance. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our Board of Directors. See below for a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA.

Market Leader, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended			Twelve months ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net income/(loss)	$1,438	$(2,919)	$(8,848)	$(7,371)	$(13,119)
Adjustments
Interest income and expense, net	(42)	(45)	(128)	(241)	(1,225)
Gain on sale of fixed assets	—	—	—	—	(791)
Impairment of goodwill and long-lived assets	—	—	4,883	—	4,883
Impairment of and equity in (income) loss of unconsolidated subsidiary	(8)	97	1,461	244	2,004
Depreciation and amortization of property and equipment	661	593	1,032	2,837	4,046
Amortization of acquired intangible assets	479	481	454	1,922	1,929
Stock-based compensation	479	638	743	2,363	3,325
Income tax (benefit) expense	(4,788)	2	(58)	(4,782)	9

Adjusted EBITDA	$(1,781)	$(1,153)	$(461)	$(5,028)	$1,061

About Market Leader, Inc.

Market Leader (NASDAQ: LEDR) provides real estate professionals with innovative marketing and technology solutions that enable them to grow and manage their business. Founded in 1999 by a second-generation real estate agent, Market Leader provides real estate agents, agent teams, and brokerage companies with subscription software and advertising products that enable them to generate a steady stream of prospects, as well as the tools and training they need to convert these prospects into clients.

With a long history of innovation, Market Leader pioneered online lead generation for real estate professionals a decade ago and today is the leading marketing partner to the real estate industry. The company also provides consumers with free access to the information and tools they need throughout the home buying and selling process through its national consumer real estate sites. These websites enable Market Leader to provide its customers with access to millions of future home buyers and sellers while providing these consumers with free access to the information they seek throughout the home buying and selling process.

For more information on Market Leader visit www.MarketLeader.com.

LEDR: FINANCIAL

Investor Contact:

Mark Lamb

Director of Investor Relations

Market Leader, Inc.

425.952.5801

markl@marketleader.com

Press Contact:

Hugh Siler

Siler & Company for Market Leader, Inc.

949.646.6966

hugh@silerpr.com

#FINANCIAL STATEMENTS FOLLOW#

Market Leader, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Revenues	$5,643	$7,783	$23,935	$38,368
Expenses:
Sales and marketing (1)	5,084	5,464	19,297	24,978
Technology and product development (1)	1,255	1,536	5,114	6,409
General and administrative (1)	1,564	1,987	6,915	9,245
Depreciation and amortization of property and equipment	661	1,032	2,837	4,046
Amortization of acquired intangible assets	479	454	1,922	1,929
Gain on sale of fixed assets	—	—	—	(791)
Impairment of goodwill and long-lived assets	—	4,883	—	4,883

Total expenses	9,043	15,356	36,085	50,699

Loss from operations	(3,400)	(7,573)	(12,150)	(12,331)
Impairment of and equity in income (loss) of unconsolidated subsidiary	8	(1,461)	(244)	(2,004)
Interest income and expense, net	42	128	241	1,225

Loss before income tax (benefit) expense	(3,350)	(8,906)	(12,153)	(13,110)
Income tax (benefit) expense	(4,788)	(58)	(4,782)	9

Net income (loss)	$1,438	$(8,848)	$(7,371)	$(13,119)

Net income (loss) per share - basic and diluted:	$0.06	$(0.37)	$(0.30)	$(0.54)

Number of shares used in basic per share calculations	24,399	24,105	24,189	24,293

Number of shares used in diluted per share calculations	24,767	24,105	24,189	24,293

(1) Stock-based compensation is included in the expense line items above in the following amounts:

	2009	2008	2009	2008
Sales and marketing	$137	$290	$714	$970
Technology and product development	39	85	109	200
General and administrative	303	368	1,540	2,155

	$479	$743	$2,363	$3,325

Market Leader, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$25,434	$47,668
Short-term investments	25,999	10,980
Trade accounts receivable, net of allowance of $29 and $29	39	79
Prepaid expenses and other current assets	918	1,480
Income taxes receivable	4,920	2

Total current assets	57,310	60,209
Property and equipment, net of accumulated depreciation of $14,433 and $13,859	4,472	4,452
Acquired intangible assets, net of accumulated amortization of $6,427 and $4,506	2,265	4,179
Minority investment in investee	340	584

Total assets	$64,387	$69,424

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$916	$736
Accrued compensation and benefits	1,494	1,767
Accrued expenses and other current liabilities	812	1,111
Deferred rent, current portion	214	289
Deferred revenue	405	374

Total current liabilities	3,841	4,277
Deferred rent, less current portion	753	303

Total liabilities	4,594	4,580
Shareholders’ equity:
Preferred stock, par value $0.001 per share, stated at amounts paid in; authorized 30,000,000 shares; none issued and outstanding	—	—
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 24,409,431 and 24,035,074 shares at December 31, 2009 and 2008, respectively	70,220	67,900
Accumulated deficit	(10,427)	(3,056)

Total shareholders’ equity	59,793	64,844

Total liabilities and shareholders’ equity	$64,387	$69,424

Market Leader, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Twelve months ended December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(7,371)	$(13,119)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	2,837	4,046
Amortization of acquired intangible assets	1,922	1,929
Stock-based compensation	2,363	3,325
Gain on sale of fixed assets	—	(791)
Impairment of goodwill and long-lived assets	—	4,883
Impairment of and equity in loss of unconsolidated subsidiary	244	2,004
Changes in certain assets and liabilities
Trade accounts receivable	40	49
Prepaid expenses and other current assets	(4,358)	1,187
Other noncurrent assets	—	398
Accounts payable	130	(659)
Accrued compensation and benefits	(273)	(317)
Accrued expenses and other current liabilities	(278)	(908)
Deferred rent	375	(419)
Deferred revenue	31	1

Net cash (used in) provided by operating activities	(4,338)	1,609

Cash flows from investing activities:
Purchases of short-term investments	(41,169)	(10,980)
Sales of short-term investments	26,200	27,400
Proceeds from sale of fixed assets	—	1,209
Purchases of property and equipment	(2,562)	(2,549)
Acquisition of Realty Generator and other intangibles	(162)	(901)

Net cash (used in) provided by investing activities	(17,693)	14,179

Cash flows from financing activities:
Payment of taxes due upon vesting of restricted stock	(275)	(232)
Purchase and retirement of common stock	—	(2,008)
Proceeds from exercises of stock options	72	260
Principal payment on note payable	—	(1,590)

Net cash used in financing activities	(203)	(3,570)

Net (decrease) increase in cash and cash equivalents	(22,234)	12,218
Cash and cash equivalents at beginning of period	47,668	35,450

Cash and cash equivalents at end of period	$25,434	$47,668